Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of October 8, 2024, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”) and MAINZ BIOMED N.V., a company incorporated under the laws of the Netherlands and registered with the trade register of the Chamber of Commerce under number 82122571 (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

(A)	On June 28, 2023, the Parties entered into a Pre-Paid Advance Agreement (the “PPA”) pursuant to which the Company shall have the right to issue and sell to the Investor, from time to time as provided therein, and the Investor shall purchase from the Company, up to $50 million of the Company’s Ordinary Shares, with a nominal value of EUR 0.01 per share (the “Ordinary Shares”).

(B)	Pursuant to Section 2.01 of the PPA, subject to the mutual consent of the parties, from time to time the Company may request, and the Investor shall provide, a Pre-Paid Advance, each Pre-Paid Advance to be evidenced by a Promissory Note to be issued by the Company to the Investor.

(C)	On June 28, 2023, the Company issued the first Promissory Note to the Investor in the original principal amount of $5,500,000 (the “First Note”), and on September 26, 2023, the Company issued the second Promissory Note to the Investor in the original principal amount of $5,500,000 (the “Second Note”).

(D)	On April 18, 2024 the Company requested a third Pre-Paid Advance in the principal amount of $3,300,000, and on April 18, 2024, pursuant to the term and conditions of a supplemental agreement entered into on April 18, 2024 between the Parties, the Company issued the third Promissory Note to the Investor in the original principal amount of $3,300,000 (the “Third Note” and collectively with the First Note and the Second Note, the “Existing Notes”).

(E)	The parties have agreed that the Investor shall provide a fourth Pre-Paid Advance under the PPA in the principal amount of $1,500,000, on the terms and conditions set forth in this Agreement pursuant to the issuance and sale by the Company of a Promissory Note (the “Fourth Note”) in the form attached hereto as Exhibit A to the Investor.

(F)	Each of MAINZ BIOMED GERMANY GmbH, and MAINZ BIOMED USA, INC. have entered into a global guaranty agreement dated June 28, 2023 (the “Guaranty”) guaranteeing to the Investor the full payment when due of all obligations of the Company contained in the PPA and the Existing Notes issued thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Definitions and Interpretation

1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the PPA, as applicable.

2. Pre-Paid Advance Closing

2.1 Fourth Pre-Paid Advance. Subject to the satisfaction (or waiver) of the conditions precedent to the Pre-Paid Advance set forth in Section 5 below, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Fourth Note with a principal amount of $1,500,000 (the “Principal Amount”) for a purchase price equal to $1,350,000 (the “Purchase Price”).

2.2 Closing. The closing of the issuance and sale of the Fourth Note (the “Closing”) shall occur at the offices Yorkville Advisors Global, LP, 1012 Springfield Avenue, Mountainside, NJ 07092. The Closing shall take place on the date hereof, subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 5 below (or such other date as is mutually agreed to by the Company and the Investor) (the “Closing Date”).

2.3 Form of Payment. Subject to the satisfaction of the terms and conditions of the this Agreement, on the Closing Date (i) the Investor shall deliver to the Company the Purchase Price of the Fourth Note to be issued and sold to the Investor on the Closing in immediately available funds to an account designated by the Company in writing in a closing statement duly executed on behalf of the Company, and (ii) the Company shall deliver to the Investor, the Fourth Note in the Principal Amount duly executed on behalf of the Company in the Principal Amount.

2.4 Private Placement. The issuance and sale of the Fourth Note by the Company to the Investor is being made pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation thereunder.

3. Representations, Warranties and Covenants.

3.1 Representations and Warranties of the Company.

(a) For the purposes hereof, the Company represents and warrants to the Investor that, as of the date hereof and the Closing Date all of the representations and warranties in the PPA are true and correct in all material respects (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Fourth Note and the transactions contemplated by this Agreement. For the purposes of these representations and warranties, the term “Promissory Note” as used in Article 5 of the PPA shall include the Fourth Note.

(b) The Company represents and warrants that it does not require shareholder approval prior to the issuance of the Fourth Note or any shares issuable upon conversion of the Fourth Note by the holder thereof in accordance with the terms and conditions of the Fourth Note.

(c) Share Reserve. The company shall reserve at least 14,000,000 Ordinary Shares for issuance upon conversion of the Fourth Note.

(d) Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, winding up, or statute with a similar effect, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

3.2 Representations and Warranties of the Investor.

(a) For the purposes hereof, the Investor represents and warrants to the Company that, as of the date hereof and the Closing Date all of the representations and warranties in the PPA are true and correct (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Fourth Note and the transactions contemplated by this Agreement. For the purposes of these representations and warranties, the term “Promissory Note” as used in Article 4 of the PPA shall include the Fourth Note.

(b) Investor understands that neither the Fourth Note nor the Ordinary Shares underlying the Fourth Note (the “Underlying Shares”) have been registered under the Securities Act. Investor also understands that the Fourth Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor’s representations contained in the PPA and in this Agreement. Investor hereby represents and warrants as follows:

(i) Rule 144. Investor acknowledges and agrees that the Fourth Note, and, if issued, the Underlying Shares, issued to Investor, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of securities being sold during any three-month period not exceeding specified limitations.

(ii) Transfer Restrictions. Investor acknowledges and agrees that the Fourth Note and, if issued, the Underlying Shares are subject to restrictions on transfer as set forth in the Fourth Note.

3.3 Opinion of Counsel. Prior to the Closing Date, the Company shall cause to be delivered to the Investor an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

3.4 Use of Proceeds. The Company will use the proceeds from the sale of the Fourth Note hereunder for working capital and other general corporate purposes. Neither the Company nor any subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions Programs.

4. Supplemental Agreements to the PPA and Existing Notes.

4.1 Repayment of Promissory Notes.

As of the date hereof, the balance outstanding under the Existing Notes as of October 8, 2024, is as shown below:

	First Note (MYNZ-1)	Second Note (MYNZ-2)	Third Note (MYNZ-3)	Total
Principal Balance	$2,000,000.00	$590,358.55	$369,863.22	$2,960,221.76
Interest:	$74,794.52	$970.45	$1,347.72	$77,112.69
Balance Remaining:	$2,074,794.52	$591,329.00	$371,210.94	$3,037,334.46

(a)	Beginning with the month of October, 2024 and continuing for each successive calendar month until the entire outstanding Principal of all Promissory Notes shall have been repaid (each such month, a “Calendar Month”), the Company shall make periodic repayments towards the Promissory Notes such that the aggregate balance remaining of the Promissory Notes is reduced by at least $750,000 in each Calendar Month. Each such periodic repayment shall also include an aggregate of all accrued and unpaid interest outstanding on each of the Promissory Notes being paid, plus, solely in the case of a cash payment in accordance with (i) of this Section 4.1(a), a payment premium equal to 5% (the “Payment Premium”) in respect of the principal amount of such repayment (collectively, the “Repayment Amount”), provided that, the Payment Premium shall not apply in respect to any principal amount that is paid directly from an Advance from the PPA. With respect to the payment of any Repayment Amount by the Company hereunder, the Company shall, at its own option, pay each Repayment Amount either (i) in cash, or (ii) by submitting an Advance Notice (an “Advance Repayment”), or any combination of (i) or (ii) as determined by the Company. In respect of any Repayment Amount, or portion thereof, to be repaid by the Company in cash, the Company shall pay to the Investor such Repayment Amount by wire transfer of immediately available funds in cash. If the Company elects an Advance Repayment in accordance with (ii) of this Section, for all or a portion of a Repayment Amount, then the Company shall deliver an Advance Notice to the Holder in accordance with the terms and conditions of the PPA, and upon the closing of such Advance Notice, the Holder shall offset the amount due to be paid by the Holder to the Company under the PPA against an equal amount of the Repayment Amount to be paid by the Advance Repayment. The principal amount of any conversions made by the Investor in a Calendar Month shall apply towards the $750,000 of principal amount to be reduced in each Calendar Month. The Investor shall, in its sole discretion, apply any payments made in accordance with this Section 4.1(a) to any of the Promissory Notes that are then outstanding in the manner it sees fit and shall provide written notice to the Company of such allocation

(b)	The Parties acknowledge and agree that as a result of the Dilutive Offering (as defined in the letter from the Investor to the Company dated December 4, 2023), the Company is in breach of the covenant set forth in Section 7.21 of the PPA and the Interest Rate in respect of the Existing Notes increased to 15% effective as of November 27, 2023. The Investor hereby agrees that it shall waive the occurrence of an event of default as a result of the Dilutive Offering, provided however, the Interest Rate in respect of the First Note and the Second Note shall remain at 15%. Nothing herein shall be deemed to be a waiver by the Investor of any future breech of Section 7.21 of the PPA.

4.2 Fourth Note. The parties agree that for so long as the Fourth Note remains outstanding the provisions set forth in Sections 3.01(a)(iii), 7.01, 7.21, and 10.01 of the PPA shall apply in full force and effect.

4.3 Use of PPA. At any time during the Commitment Period, provided that there is an outstanding balance owed under the Existing Notes, if the Company delivers an Advance Notice to the Investor, the Investor shall have the right to offset up to 80% of the amount due to be paid to the Company under such Advance Notice against an equal amount outstanding under the Existing Notes or the Fourth Note (first towards accrued and unpaid interest, and then towards outstanding principal, with no deduction for any Payment Premium, as defined in the Existing Notes or the Fourth Note), provided however, the offset percentage may be reduced to 50% (or such other percentage) upon mutual consent of the Parties. Section 3.01(a)(iii) of the PPA shall be deemed modified to allow a portion of the proceeds of an Advance Notice to be paid to the Company.

4.4 Amendments to Existing Notes.

(a)	The Maturity Date as defined in each of the Existing Notes shall be changed to June 30, 2025.

(b)	Section 1(c) of each of the Existing Notes shall be deleted in its entirety and replaced with the following:

“Section 1(c) Monthly Payments. The Company shall make periodic repayments to the Holder in accordance with Section 4.3(a) of the Supplemental Agreement entered on October 8, 2024.”

(c)	The definition of “Conversion Price” as set forth in the each of the Existing Notes shall be deleted and replaced in its entirety with the following definition:

““Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $0.25 per Ordinary Share (the “Fixed Price”), or (ii) 92% of the average of the two lowest daily VWAPs during the eight (8) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but not lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.”

(d)	The Floor Price as defined in each of the Existing Notes shall be amended to: “$0.10 per share.”

5. Conditions Precedent to the Fourth Note. The obligations of the Investor to purchase the Fourth Note shall be subject to the timely performance by the Company of their obligations hereunder, and the satisfaction, unless waived by the Investor, as of the Closing Date, of each of the following conditions:

5.1 Accuracy of Company’s Representation and Warranties. The representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all material respects.

5.2 Registration of the Ordinary Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell Ordinary Shares issuable pursuant to Advance Notices under the PPA.

5.3 Authority. The issuance of the Fourth Note and the performance by the Company of its obligations thereunder, including, without limitation, the issuance of the Underlying Shares upon conversion thereof, is legally permitted by all laws and regulations to which the Company is subject and is not in conflict with, or prohibited by, the organizational documents of the Company, or any contract, agreement, or arrangement with any third party.

5.4 No Suspension of Trading in or Delisting of Ordinary Shares. The Ordinary Shares are quoted for trading on the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Ordinary Shares on the Principal Market.

5.5 Bring Down Certificate. The Investor shall have received on and as of the Closing Date a certificate of an executive officer of the Company confirming that all of the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date, and that the Company has complied with all agreements and covenants and satisfied all other conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

5.6 Closing Statement. The Company shall have received a letter, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the Purchase Price by the Investor.

6. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

7. Governing Law. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

8. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the PPA, contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

9. The PPA. Other than as supplemented by this Agreement, the PPA shall remain in full force and effect.

10. Fees.

10.1 Structuring Fee. The Company shall pay to the Investor, a structuring fee in the amount of $10,000 in connection with the entry into the supplements regarding this transaction, which amount shall be deducted from the Purchase Price.

10.2 Purchase Price Discount. Upon issuance, the principal amount of the Fourth Note shall be reduced by a ten percent (10%) original issue discount of $150,000.

11. Ratification of Exiting Notes and PPA; Binding Effect. The Existing Notes and the PPA are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect and the Company hereby acknowledges and agrees that it is indebted to the Investor under the Existing Notes in the amounts set forth in Section 4.1 hereof.

12. Waiver of Claim. The Company hereby acknowledges and agrees that neither it nor its subsidiaries, agents, attorneys, shareholders, advisors, officers, directors, employees, affiliates, predecessors, successors, and assigns (collectively, as the “Company Parties”) has any offsets, defenses, claims, or counterclaims against the Investor or its investment manager, or their respective agents, attorneys, shareholders, managers, members, advisors, officers, directors, employees, affiliates, partners, predecessors, successors, and assigns (collectively, as the “Released Parties”), with respect to the Existing Notes, the PPA, the transactions set forth or otherwise contemplated in this Agreement, or otherwise, and that if any Company Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and each Company Party hereby RELEASES each of the Released Parties therefrom.

13. Guaranty. By signing on the signature page below, each of MAINZ BIOMED GERMANY GmbH, and MAINZ BIOMED USA, INC. hereby agree that for the purposes of the Guaranty, the Obligations (as defined therein) shall hereafter include all obligation of the Company to the Investor under the Fourth Note and under this Agreement, and that each such document shall be deemed to be a “Transaction Document” for the purposes of the Guaranty.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

MAINZ BIOMED N.V.

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Financial Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

Solely with respect to Section 13 of this Supplemental Agreement:

MAINZ BIOMED GERMANY GmbH

By:	/s/ Guido Baechler
Name:	Guido Baechler
Title:	Managing Director

MAINZ BIOMED USA, INC.

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Financial Officer

EXHIBIT A

FORM OF FOURTH NOTE